EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




         We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2001 Stock Option Plan and 2001 Employee Stock Purchase Plan, as amended, of our reports dated March 8, 2005, with respect to the consolidated financial statements of Genelabs Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Genelabs Technologies, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Genelabs Technologies, Inc., filed with the Securities and Exchange Commission.



                                               /s/ Ernst & Young LLP



Palo Alto, California
August 9, 2005